Exhibit 99.1

ProNAi Relaunched as Sierra Oncology to Advance DDR-Based Cancer Drugs

- Sierra Oncology to trade on NASDAQ under the symbol ‘SRRA’ -

- Company to present at the BIOTECH Showcase in San Francisco on January 11th -

Vancouver – January 9, 2017. ProNAi Therapeutics, Inc. (NASDAQ: DNAI), a clinical-stage drug development company advancing targeted therapeutics for the treatment of patients with cancer, today announced it has changed its corporate name to Sierra Oncology, Inc. and that its shares will trade on the NASDAQ under the symbol ‘SRRA’, effective on January 10th. The company’s new name reflects its evolution into an oncology focused company advancing an emerging pipeline of promising therapies that target the DNA Damage Response (DDR) network.

“We believe there is a significant opportunity for therapeutics that target the DDR network to have broad potential in the treatment of cancer, and that by successfully advancing our new drug candidates in this field we may generate substantial long-term value for our company,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “Our new name, Sierra Oncology, reflects our focus on this approach and the commitment of our management team to charting innovative paths for developing novel therapeutics against cancer.”

Dr. Glover will be presenting an update on Sierra Oncology at the BIOTECH Showcase being held in San Francisco on January 11th. The presentation, entitled ‘Beyond PARP – Next Generation DDR Therapeutics”, is scheduled for 8:00 am (PST) on Wednesday, January 11th. A live audio webcast and archive of the presentation will be accessible through the Sierra Oncology website at www.sierraoncology.com.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key cell cycle checkpoint and central regulator of the DNA Damage Response (DDR) network. In cancer cells, replication stress induced by oncogenes (e.g., MYC and RAS) combined with loss of function in tumor suppressors (e.g., p53 and ATM) results in persistent DNA damage and genomic instability. Targeted inhibition of the remaining components of the DDR network such as by SRA737 may be synthetically lethal to cancer cells and have utility as a monotherapy in a range of tumor indications. Chk1 is also believed to facilitate tumor cell resistance to chemotherapy or radiation-induced DNA damage and the combination of SRA737 with these standards-of-care may provide synergistic anti-tumor activity. SRA737 is currently being investigated in two Phase 1 clinical trials in patients with advanced cancer.

Sierra Oncology is also advancing SRA141, a potent, selective and orally bioavailable small molecule inhibitor of the Cdc7 kinase undergoing preclinical development. Cdc7 is a key regulator of both DNA replication and the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

Sierra Oncology retains the global commercialization rights to both SRA737 and SRA141. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s anticipated clinical development and the potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com